UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Science Applications International Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

808625107
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR 2006 Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,592,113

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,592,113

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,592,113

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
OPERF Co-Investment LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
48,987

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
48,987

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,987

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR Associates 2006 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,641,100

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,641,100

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,641,100

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR 2006 GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,641,100

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,641,100

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,641,100

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
8 North America Investor L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
146,075

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
146,075

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
146,075

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR Associates 8 NA L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
146,075

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
146,075

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
146,075

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR 8 NA Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
146,075

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
146,075

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
146,075

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
76,526

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
76,526

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
76,526

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR III GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
76,526

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
76,526

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
76,526

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,787,175

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,787,175

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,787,175

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,787,175

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,787,175

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,787,175

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,787,175

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,787,175

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,787,175

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,787,175

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,787,175

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,787,175

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,863,701

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,863,701

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,863,701

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 808625107	13G

1	NAME OF REPORTING PERSON
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,863,701

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,863,701

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,863,701

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 808625107	13G

STATEMENT ON SCHEDULE 13G

This is Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 24, 2019. Pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.0001 per share (“Common Stock”), of Science Applications International Corporation (the “Issuer”).

Item 1.

(a)	Name of Issuer:

Science Applications International Corporation

(b)	Address of Issuer’s Principal Executive Offices:

12010 Sunset Hills Road, Reston, Virginia 20190

Item 2.

(a)	Name of Person Filing:

KKR 2006 Fund L.P.
OPERF Co-Investment LLC
KKR Associates 2006 L.P.
KKR 2006 GP LLC
8 North America Investor L.P.
KKR Associates 8 NA L.P.
KKR 8 NA Limited
KKR Partners III, L.P.
KKR III GP LLC
KKR Group Partnership L.P.
KKR Group Holdings Corp.
KKR & Co. Inc.
KKR Management LLP
Henry R. Kravis
George R. Roberts

(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019

The principal business office for George R. Roberts is:
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Common stock, par value $0.0001 per share.

(e)	CUSIP Number:

808625107
Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

The ownership percentages set forth below are based on 57,723,783 shares of Common Stock outstanding as of November 22, 2019 as reported in the Quarterly Report on Form 10-Q, filed by the Issuer with the Securities and Exchange Commission on December 6, 2019.

KKR 2006 Fund L.P. holds 2,592,113 shares of Common Stock, or 4.5% of the outstanding shares of Common Stock.  OPERF Co-Investment LLC holds 48,987 shares of Common Stock, or 0.1% of the outstanding shares of Common Stock.  Each of KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P. and the manager of OPERF Co-Investment LLC) and KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR 2006 Fund L.P. and OPERF Co-Investment LLC, but each disclaims beneficial ownership of such shares.

8 North America Investor L.P. holds 146,075 shares of Common Stock, or 0.3% of the outstanding shares of Common Stock.  Each of KKR Associates 8 NA L.P. (as the general partner of 8 North America Investor L.P.), and KKR 8 NA Limited (as the general partner of 8 North America Investor L.P.) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by 8 North America Investor L.P., but each disclaims beneficial ownership of such shares.

KKR Partners III, L.P. holds 76,526 shares of Common Stock, or 0.1% of the outstanding shares of Common Stock.  KKR III GP LLC (as the general partner of KKR Partners III, L.P.) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR Partners III, L.P., but disclaims beneficial ownership of such shares.

Each of KKR Group Partnership L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR 8 NA Limited); KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.); KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.); and KKR Management LLP (as the Class B common stockholder of KKR & Co. Inc.) may also be deemed to be the beneficial owner of the securities held by KKR 2006 Fund L.P., OPERF Co-Investment LLC and 8 North America Investor L.P., but each disclaims beneficial ownership of such shares.

Each of Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP and the managing members of KKR III GP LLC) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned KKR 2006 Fund L.P., OPERF Co-Investment LLC, 8 North America Investor L.P. and KKR Partners III, L.P., but each disclaims beneficial ownership of such shares.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

In connection with an internal reorganization that became effective on January 1, 2020, among other things, (i) KKR Fund Holdings GP Limited, a former general partner of KKR Fund Holdings L.P., was dissolved and therefore is no longer a Reporting Person on this Schedule 13G and (ii) KKR Fund Holdings L.P. was renamed KKR Group Partnership L.P.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

KKR 2006 FUND L.P.
By: KKR Associates 2006 L.P., its general partner By: KKR 2006 GP LLC, its general partner

	By:	/s/ Terence Gallagher
	Name:	Terence Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

OPERF CO-INVESTMENT LLC
By: KKR Associates 2006 L.P., its manager By: KKR 2006 GP LLC, its general partner

	By:	/s/ Terence Gallagher
	Name:	Terence Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

KKR ASSOCIATES 2006 L.P.
By: KKR 2006 GP LLC, its general partner

	By:	/s/ Terence Gallagher
	Name:	Terence Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

KKR 2006 GP LLC

	By:	/s/ Terence Gallagher
	Name:	Terence Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

8 NORTH AMERICA INVESTOR L.P.
By: KKR Associates 8 NA L.P., its general partner
By: KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Director

KKR ASSOCIATES 8 NA L.P.
By: KKR 8 NA Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Director

KKR 8 NA LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Director

KKR PARTNERS III, L.P.
By: KKR III GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Authorized Signatory

KKR III GP LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Authorized Signatory

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

KKR GROUP HOLDINGS CORP.

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

KKR & CO. INC.

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

KKR MANAGEMENT LLP

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for Robert H. Lewin,
Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement (previously filed with the Schedule 13G filed on January 24, 2019 and incorporated herein by reference)

2	Power of Attorneys granted by Henry R. Kravis and George R. Roberts (previously filed with the Schedule 13G filed on January 24, 2019 and incorporated herein by reference)

3	Power of Attorney granted by Robert H. Lewin